EXHIBIT 99.1
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                 DGSE COMPANIES, INC. ANNOUNCES THAT ITS PRIMARY
              LENDER, TEXAS CAPITAL BANK, HAS INCREASED ITS CREDIT
                             FACILITY TO $4,000,000



DALLAS, Texas ( August 16, 2006) - DGSE Companies, Inc. (NASDAQ: "DGSE"), which wholesales, retails and auctions fine watches, jewelry, diamonds and precious metal and rare coin products via traditional and Internet channels, today announced that its primary lender, Texas Capital Bank, has increased its credit facility to $4,000,000.

"As we announced last week, our revenues for the first six months of fiscal 2006 increased by 65 percent to $22,267,050 from $13,518,222 for the same period of 2005." noted William H. Oyster, President and Chief Operating Officer of DGSE Companies, Inc. Mr. Oyster continued, "The additional resources provided by our primary lender will give us greater capacity to manage our growth and produce attractive results for our shareholders."

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches and precious metal bullion products and rare coins to domestic and international customers through its Dallas Gold and Silver Exchange and Charleston Gold and Diamond Exchange subsidiaries and well as through the internet. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities, the Company operates live Internet auctions which can be accessed at www.dgse.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE web site at www.USBullionExchange.com. Wholesale customers can access our full vintage watch inventory through the restricted site at www.FairchildWatches.com.

Texas Capital Bank is a commercial bank that delivers highly personalized financial services to businesses and private clients. With headquarters in Dallas, the bank had $3 billion in assets as of year-end 2005. It has full-service offices in Austin, Dallas, Fort Worth, Houston and San Antonio. The bank is the primary subsidiary of Texas Capital Bankshares (NASDAQ:TCBI), which is included in the Russell 2000 Index. For further information, please visit www.texascapitalbank.com.

DGSE Companies, Inc. is headquartered in Dallas, Texas and its common stock trades on the NASDAQ Capital Market(R) under the symbol "DGSE."

This press release includes statements which may constitute 'forward-looking" statements, usually containing the words "believe", "estimate", 'project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.



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Factors that would cause or contribute to such differences  include, but are not limited to, continued acceptance of the DGSE's products and services in the marketplace, competitive factors, dependence upon third-party vendors ,changes in commodity prices, and other risks detailed in the DGSE's periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof, and DGSE disclaims any intent or obligation to update these forward-looking statements.

                    For further information, please contact:
         William H. Oyster, President and COO of DGSE at (800) 527-5307
                              DGSE Companies, Inc.